Exhibit 99.1

AgEagle Aerial Systems Enters Sales Agreement to Sell Up to $100 Million in Common Stock Through Stifel and Raymond James

WICHITA, Kan. – May 25, 2021 – (GLOBE NEWSWIRE) – AgEagle™ Aerial Systems Inc. (NYSE American: UAVS) (“AgEagle” or the “Company”), an industry leading drone solutions provider, today announced that it has entered into an at-the-market sales agreement with Stifel and Raymond James, effective May 25, 2021, under which AgEagle may sell its common stock, from time to time, for up to $100 million in aggregate sales proceeds in “at the market” transactions.

A shelf registration statement on Form S-3 (File No, 333-252801) relating to the common stock offered in the at-the-market equity offering described above was filed with the U.S. Securities and Exchange Commission (SEC) on February 5, 2021 and declared effective by the SEC on May 6, 2021. The offering is being made only by means of a written prospectus and prospectus supplement that form part of the registration statement. A prospectus supplement and accompanying prospectus relating to the offering have been filed with the SEC and is available at www.sec.gov.

Copies of the prospectus supplement and accompanying prospectus relating to these securities may also be obtained by contacting Stifel, Nicolaus & Company, Incorporated, Attention: Prospectus Department, One Montgomery Street, Suite 3700, San Francisco, CA 94104 or by telephone at (415) 364-2720 or by email at syndprospectus@stifel.com; or from Raymond James & Associates, Inc., Attention: Equity Syndicate, 880 Carillon Parkway, St. Petersburg, Florida 33716, by telephone at 800-248-8863, or by email at prospectus@raymondjames.com.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities being offered, nor may there be any sale of the securities being offered in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or other jurisdiction.

About AgEagle Aerial Systems Inc.

Founded in 2010, AgEagle is one of the nation’s leading commercial drone technology providers. AgEagle’s mission is to empower The Drone Age™ by providing American-made, tailored, and scalable drone solutions to the world. The Company is leveraging its reputation as one of the industry’s premium technology solutions and aerial data intelligence providers to deliver high performance, end-to-end drone solutions to the agriculture, commercial and industrial markets. AgEagle products are proudly manufactured and assembled in the United States. For additional information, please visit our websites at www.ageagle.com, www.measure.com and www.micasense.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements involve risks and uncertainties that could negatively affect our business, operating results, financial condition, and stock price. Factors that could cause actual results to differ materially from management’s current expectations include those risks and uncertainties relating to our competitive position, the industry environment, potential growth opportunities, and the effects of regulation and events outside of our control, such as natural disasters, wars, or health epidemics. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions, or circumstances on which any such statement is based, except as required by law.

 AgEagle Aerial Systems Contacts:

Investor Relations:	Media:
Gateway Investor Relations	Clarity PR
Matt Glover or Cody Cree	Monica Feig
Phone: 949-574-3860	Phone: 818-917-0770
Email: UAVS@gatewayIR.com	Email: ageagle@clarity.pr